Exhibit 1.3

Hutchison Telecom is making available Information Statement for spin-off of Hutchison Telecommunications Hong Kong Holdings Limited

Hong Kong, 20 April 2009 - Hutchison Telecommunications International Limited (“Hutchison Telecom”; “the Company”; “HTIL”; SEHK: 2332; NYSE: HTX) is making available today from its website at www.htil.com the Information Statement issued in connection with its proposed spin-off of its wholly-owned Cayman Islands incorporated subsidiary, Hutchison Telecommunications Hong Kong Holdings Limited (“HTHKH”), who is seeking a separate listing of its shares on the Main Board of The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) by way of introduction (the “Introduction”).  Copies of the Information Statement may be obtained free of charge from Hutchison Telecom at 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong, e-mail htilir@htil.com.hk, telephone (852) 2128 3145.  Hutchison Telecom’s ADS holders may also request for printed copies of the Information Statement from the ADS Depositary, Citibank, N.A., at Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021, e-mail citibank@shareholders-online.com, telephone 1-877-CITI-ADR (1-877-248-4237).

Hutchison Telecom is also sending to its shareholders an electronic copy of a Listing Document issued by HTHKH for the sole purpose of giving information with regard to the HTHKH group. The Listing Document has been posted by HTHKH on the Hong Kong Stock Exchange’s website at www.hkexnews.hk. Printed copies of the Listing Document are available for collection free of charge at the office of Goldman Sachs (Asia) L.L.C. and Computershare Hong Kong Investor Services Limited at such addresses and times as notified to the HTIL shareholders.

- End -

For enquiries, please contact:

Mickey Shiu

Corporate Communications / Investor Relations

Hutchison Telecommunications International Limited

Work: (852) 2128 3107

Mobile: (852) 9092 8233

E-mail: mickeyshiu@htil.com.hk

About Hutchison Telecommunications International Limited

Hutchison Telecommunications International Limited (‘Hutchison Telecom’ or ‘the Group’) is a leading global provider of telecommunications services. The Group currently offers mobile and fixed-line telecommunication services in Hong Kong and Israel, and operates mobile telecommunications services in Macau, Indonesia, Vietnam, Sri Lanka and Thailand. It was the first provider of 3G mobile services in Hong Kong and Israel and operates brands including “Hutch”, “3” and “Orange”.

Hutchison Telecom is a listed company with American Depositary Shares quoted on the New York Stock Exchange under the ticker HTX and shares listed on the Stock Exchange of Hong Kong under the stock code 2332. A subsidiary of the Hong Kong-based Hutchison Whampoa Group, Hutchison Telecom is dedicated to providing superior telecommunications services in dynamic markets. For more information about Hutchison Telecom, see www.htil.com.

Cautionary Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the beliefs and expectations of Hutchison Telecommunications International Limited (‘the Company’), are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks, uncertainties and assumptions. The Company cautions you that if these risks or uncertainties ever materialise or the assumptions prove incorrect, or if a number of important factors occur or do not occur, the Company’s actual results may differ materially from those expressed or implied in any forward-looking statement. Additional information as to factors that may cause actual results to differ materially from the Company’s forward-looking statements can be found in the Company’s filings with the United States Securities and Exchange Commission.